Exhibit 99.1

FINAL TRANSCRIPT

Thomson StreetEvents℠

# Conference Call Transcript

## DBRN - Q1 2008 Dress Barn Earnings Conference Call

**Event Date/Time: Nov. 27. 2007 / 4:30PM ET**

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Nov. 27. 2007 / 4:30PM ET, DBRN - Q1 2008 Dress Barn Earnings Conference Call

CORPORATE PARTICIPANTS

David Jaffe
Dress Barn - President, CEO

Armand Correia
Dress Barn - CFO, SVP

Keith Fulsher
Dress Barn - CMO

Lisa Rhodes
Maurices - CMO

CONFERENCE CALL PARTICIPANTS

Janet Kloppenburg
JJK Research - Analyst

Shaun Smolarz
Sidoti & Co. - Analyst

Chris Kim
JPMorgan Chase - Analyst

Rafay Khalid
Broadpoint Capital - Analyst

Mark Montagna
CL King & Assoc. - Analyst

Robin Murchison
SunTrust Robinson Humphrey - Analyst

Marc Bettinger
Stanford Group Company - Analyst

PRESENTATION

Operator

Good day ladies and gentlemen, and welcome to the DressBarn, Inc., first quarter fiscal 2008 earnings conference call. At this time, all participants are in a listen-only mode. Later, the company will conduct a question-and-answer session and instructions will follow at that time. As a reminder, this conference call is being recorded.

The following discussions may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Please note that actual financial results of the Company for the period being discussed may differ materially from the financial results projected or implied tin forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from the projected results is contained in the Company's Annual Report on Form 10-K and the other documents filed by the Company with the Securities and Exchange Commission.

The Company disclaims any intent or obligation to update forward-looking statements. No recordings or rebroadcasts of this call is permitted without the Company's express written permission. Earlier today the Company issued a press release outlining the financial and operating results for its first quarter ended October 27, 2007. Announcements of this call was previously issued across the News Wire services, and the presentation is being simulcast on the DressBarn, Inc.'s website, dressbarn.com. A recording of this call will be made available shortly after the conclusion until December 28th 2007. Access and the recording is available on today's issued press release.

I would like to introduce your host for today's conference call, Mr. David Jaffe, President and CEO.

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Nov. 27. 2007 / 4:30PM ET, DBRN - Q1 2008 Dress Barn Earnings Conference Call

David Jaffe - Dress Barn - President, CEO

Thank you, Eric. Good afternoon, everyone. Welcome to DressBarn, Inc.'s first quarter conference call for review and discussion of the Company's financial and operating results. Joining me today are Armand Correia, Chief Financial Officer, and Keith Fulsher, and Lisa Rose, Chief Merchandising Officers for dressbarn and maurices stores.

I would like to start out buy giving a quick overview. Our business during the quarter was as anticipated somewhat mixed. We saw continued good results for maurices store which due to it's niche market position remains strong. Our dressbarn stores however, were more directly impact by issues affecting the broader market. In addition to some hesitancy to spend due to a variety of consumer-specific factors, such as tighter credit and higher gas prices, the warm weather in September and October slowed the pace of sales in some key seasonal categories, such as sweaters. We continued a longstanding policy of marking down and moving through excess fall inventory, which certainly impacted our results for the quarter and our earnings outlook for the year.

In summary, DressBarn, Inc. comp sales were minus 3% for the first quarter, with dressbarn down 8%, and maurices up 8%. Dressbarn stores results improved a bit in November, decreasing mid-single digits, while maurices increased mid-single digits. The level of promotion in the retail marketplace is very intense, as evidenced during this past Thanksgiving weekend, making definitive expectations for holiday difficult to predict.

I would like now to turn it to Armand for an overview of our fiscal performance.

Armand Correia - Dress Barn - CFO, SVP

Thank you, David. As David indicated, our overall financial results for our first quarter of fiscal 2008 were disappointing, but not surprising given the sales results. In addition, we are also up against difficult comparisons from last year's record first quarter performance.

Total net sales increased 1.5% to $363.7 million, while same-store sales decreased 3%. By division, results were more challenging for our DressBarn stores with net sales decreasing 6% to $228.2 million, while same-store sales decreased 8% compared to last year's 10% increase. At dressbarn stores, most cold weather-related apparel posted disappointing results during the quarter. Particularly sweaters, a key sales driver that represents approximately 20% of the business.

Dressbarn stores total sales transactions were down 2% versus last year, with average dollar sales decreasing 4% with UPTs flattish at 3.1. The decrease in dressbarn's average dollar sales also reflects a decrease of 4% in the average unit sale, primarily from the increased markdowns during the quarter to reduce seasonal inventory.

Quarterly, net sales for maurices increased a strong 16.5% to $135.5 million, while same-store sales climbed to an 8% increase, compared to an increase of 2% for the same quarter last year. At maurices we saw sales strength throughout the quarter. All regions posted same-store sales increases.

Our maurices stores posted a strong performance despite a 5% decrease in customer traffic. This however was more than offset by a strong conversion rate of 21%, an increase of 5% versus last year. Average sales transactions increased 7.5%, driven by an increase of 6% in UPTs to 2.8. For the quarter, total net earnings decreased to 19.6 million from last year's record first quarter of $27.4 million, which was also on top of the prior year's record quarterly results.

Diluted earnings per share were $0.30, versus $0.40 per share for the same quarter last year. The $0.30 per share earnings were at the lower end of our previously issued guidance that we released on November 1st of $0.30 to $0.32. Operating income came in at $31.3 million, compared to last year's $44.4 million. Quarterly operating margins as a percent of sales were 8.6% compared to last year's record of 12.4%.

By division, dressbarn stores operating income decreased to $12.2 million, or 5.4% of sales, compared to $28.3 million, or 11.7% last year. The 630-basis point reduction was due to a decrease of 330 basis points in merchandise margins, as a result of increased markdowns to again reduce slow moving fall inventory. The remaining reductions were due to the unfavorable sales leverage on buying and occupancy costs which increased 180 basis points.

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Nov. 27. 2007 / 4:30PM ET, DBRN - Q1 2008 Dress Barn Earnings Conference Call

SG&A increasing 90 basis points, and depreciation increasing 30 basis points. Maurices operating income came in at a strong $19 million, or 14% of sales, compared to last year's $16.1 million, or 13.9% of sales. This increase was driven primarily by sales increases. Overall, merchandise margins were flattish to last year. Total company SG&A increased 50 basis points, coming in at 26.6% compared to 26.1% last year, reflecting de-leverage.

Dressbarn stores SG&A dollars actually decreased by $1.5 million versus last year for the quarter. The dollar decrease was primarily in sales related items, and a decrease in an incentive accruals. Maurices' SG&A reflected some leverage coming in at 24.8% versus last year's 25%. Greater leverage would have been realized if not for certain one-time items, such as the write-off of old POS hardware and software, along with some consulting costs. The remaining item impacting operating margin was depreciation, increasing as a percent of sales to 3.2%, compared to 3% last year.

Our quarterly effective tax rate was 38.5% compared to last year's 38.9%. Average shares outstanding for the quarter were 60.2 million shares, however, for diluted earnings per share calculation, 65.9 million shares were used. The 5.7 million share difference includes 4.1 million shares for the conversion feature of our 2.5% senior convertible note, and 1.6 million shares for share-based compensation.

We have a balance sheet that is fundamentally very healthy. We ended the quarter with $198 million in cash and marketable securities. During the quarter we completed our $75 million share repurchase program, by repurchasing 1.6 million shares at a cost of $28 million. Additionally during the quarter our Board authorized a new $100 million share repurchase program. Overall inventory, despite increased clearance activity, ended the quarter higher than we would have liked, increasing 11.5% versus prior year.

By division, dressbarn stores inventories were up 8%, an approximately 6% increase on an average store basis. This level is higher than planned. But given the quarterly sales shortfall or plan, not surprising. We have made good progress in reducing our seasonal inventory levels at dressbarn, which has been helped by the arrival of cooler weather towards the end of the quarter and into November. Our goal remains to be as current as possible with fresh inventories going into the spring season.

Maurices inventories increased 17% in-line with our plan and recent sales trends. Average store inventories were up 12% versus last year, but of this 12% increase, 5% was for our core business, 3% for inventory buildup of new stores. For the month of November alone, maurices opened 17 new stores. An additional 2% increase for our new plus-size business, and 2%, the remaining 2% for the timing of some early receipts.

Our dressbarn stores business remains challenging but with the aggressive actions already taken in reducing our fall inventories, we believe we are in a better position than we were just a few months ago, entering the holiday season. We continue to be pleased with the sales performance at our maurices stores into November, and are optimistic their performance will carry on through the holiday and spring selling season.

Our outlook remains cautious for our second quarter with total company same-store sales estimated at this time to be flattish to the prior year, with maurices estimated to increase in the mid-single digit level, and dressbarn stores decreasing in the los single-digit range. Our second quarter earnings are estimated to be impacted by ongoing increases in promotional activity.

The second quarter, as most of you know, is traditionally our least profitable quarter of the year, and is estimated at this time to be below last year's $0.24 per diluted share. During this period, we will continue to monitor inventories closely, while controlling our costs. Keith and Lisa will provide more detail specifically to merchandising,

And now I would like to introduce Keith Fulsher, dressbarn stores Chief Merchandising Officer.

Keith Fulsher - Dress Barn - CMO

Thank you, Armand. The first quarter of fiscal year 2008 was one of the most challenging in recent memory, and both sales and margin ran substantially below plan. On our last call we noted the sales slowdown we experienced during the fourth quarter of 2007 had carried over into August, as our customer continued to focus on sale merchandise.

This poor fall selling trend held through September and October, which are traditionally our strongest full-price selling months of the season. As Armand has stated, all cold weather categories, especially sweaters, showed a substantial drop to plan in last year, but in addition most other categories of our career and casual sportswear assortments also fell short of expectations.

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Nov. 27. 2007 / 4:30PM ET, DBRN - Q1 2008 Dress Barn Earnings Conference Call

As a result, we began to take markdowns to keep our seasonal inventories in-line, which in turn negatively impacted our margins and caused our average dollar transaction to drop 4% in the last year. Although business has improved in November with the arrival of more seasonable weather, we anticipate that the promotional environment in dressbarn stores will continue, in order to keep our inventories clean as we head into the spring season.

That being said we are pleased with the trend of certain categories as we head into the month of December. Jewelry and accessories, key gift giving areas are both exceeding plan, our special occasion business also continues to trend well, as our customer sees us as a destination stop for all her dressing needs.

Career and casual jackets and novelty details are exceeding plan. And lastly, as the sweater trend has improved, since the weather has turned cooler, there is an opportunity for improved results looking forward to December where we anniversary a soft sweater performance from last year. Looking forward to spring '08, we believe that we have the right fashion products to drive our business.

I would now like to turn it over to Lisa Rose, Chief Merchandising Officer of maurices.

Lisa Rhodes - Maurices - CMO

Thank you, Keith. At maurices we are very pleased to have built upon the strong trends from fiscal '07 with an 8% comp increase in the first quarter. The continued commitment to developing unique lifestyle concept shops provides our customer with collections offering distinct points of view, built through style, pattern, and color.

This diversified assortment satisfies more guests, and allows them to build more outfits, key to a small market real estate strategy. Our first quarter investment in buy now/wear now assortment, micromerchandised by climate zone, allowed us to maximize sales across all geographics. We saw consistent mid to high single-digit comps throughout the quarter from the Northern states through the deeper South. The balanced mix of sleeve lengths and fabric weights, as well as increased ownership of layering tees, allowed us to capitalize on outfit building, throughout the warmer Back-to-School and early fall season.

This strategy also strengthened the performance of well developed businesses, such as denim and knit tops, improved results in less dynamic business, the dressy clubwear collections, and enhanced the trending wear at work dress and lounge assortments. The result was a significant growth in UPTs and conversion, both instrumental to our strong first quarter results.

The plus-size business introduced in fourth quarter, proved to be successful the first quarter. This start-up business generated strong increases over last year's mens assortment, which it replaced. Sales drivers for this shop have been fashion-forward knit tops, 5-pocket jeans, and casual bottoms. Within the core size casual and dressy collections, fall has been driven by fashion knit tops and novelty sweaters, in varied lengths and textures.

In addition, 5-pocket denim, lounge apparel, fashion outerwear, and dress pants have performed very well this fall. Newness drove our top sellers, with patterns ranging from retro florals to traditional geometrics, in bold kaleidoscope prints, a variety of shapes and silhouettes also proved to be successful.

Looking forward to the holiday season, our sales are expected to continue to be driven by a healthy balance across all categories of business. Our assortment focuses on fashion tops, novelty sweaters, denim and wear at work essentials. Shimmer and shine are key trends, with metallics, sequins, satin, and rhinestones, found in both day and nighttime apparel. Within our casual collection, where the ecofriendly message is in vegetable tones, or stripes in conversational prints and brights, we will have plenty of fun choices to offer.

Finally, the continued growth of the new plus-size offering, should only add to maurices positive momentum. Our inventories are favorably positioned to support sales trends in new store growth. The seasonal balance of our inventory capitalizes on traditional holiday classifications, as well as transitions our assortment to spring. We are optimistic our trends will continue through the upcoming quarter, and look forward to a successful holiday season.

I will turn it back to David Jaffe.

David Jaffe - Dress Barn - President, CEO

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Nov. 27. 2007 / 4:30PM ET, DBRN - Q1 2008 Dress Barn Earnings Conference Call

Thanks Lisa. Turning to marketing, during the first quarter at dressbarn, we responded to the business challenges with strategies that continue to build the brand, and drive both new and existing customers into our stores.

We had two direct mail pieces. One postcard and one fashion book, in which we tested new concepts and promotional offers and increased our direct mail circulation in an effort to drive sales, all metrics were positive. Additionally, we had a friends and family event in October, and used e-mail blasts to announce in-store promotions and augment our direct mail offering.

For the second quarter, we are continuing our national advertising and PR initiatives, and have just launched a new website. We had three direct mail pieces, all of which are anniversaried events, and all of which have increased quantities. The first is our holiday book for both dressbarn and dressbarn Woman, which we increased our base quantity, as well as sent an incremental quantity in the form of a postcard reaching deeper into our files new customer segments. The second is our December holiday mystery discount, and third is our January Private Sale postcard.

At Maurices, our marketing strategy focuses on creative direct mail pieces, increased mailer quantities, and a contact strategy to reactivate and incentivize both new and existing customers to visit maurices. In the first quarter we had one September direct mailer, a reprise from last year but with increased quantities.

Additionally we conducted a maurices credit card reissue in August with strong results. So as to create awareness of our sizes 16 to 24 shop, we launched with a bounce back and then distributed a second one valid in October. We have also done two Friends and Family, one in August, and then again in early November. Our holiday mailer with increased quantities hits this week. New this fall is our campus connection marketing piece, with three months' worth of coupons for college students in our small towns.

In real estate, dressbarn opened 17 of 20 fall stores in this first quarter, with 20 anticipated to close at year end. The 20 openings and seven closings forecast for this spring, we are on-track to achieve a net square footage increase of 2%. Maurices open 14 stores in the first quarter, with another 17 scheduled for the second quarter. This spring we are planning on at least another 39, less five closings, for a net square footage growth of 11%. These opening do not include approximately 20 relocations, primarily out of malls, and into strip centers.

In conclusion, for dressbarn Inc. the fall season seems to be a Tale of Two Cities. We are pleased with the performance at maurices as our lifestyle initiatives continue to trend positively, as did the plus-size business. The investments and marketing in maurices are paying off, and the outlook for the spring season is favorable. Dressbarn on the other hand has had a much more difficult fall. There are certainly many macro factors that have impacted this customer, but we have also been analyzing our merchandise and promotions in an effort to understand where we may have fallen short.

In the meantime, our focus is on reducing fall inventory, in order to be current for the spring season. With respect to our business outlook and guidance, while November's performance improved somewhat for dressbarn, the uncertainty is over the holiday sales mix, makes it prudent to expect that we will likely report results closer to the low end of the $1.25 to $1.35 earnings expectations we last gave. The turmoil in the stock and credit markets couple with the softness in much of the retail apparel sector, has created an unusual opportunity in the M&A arena.

The strength and financial [sponsor enjoyed] as recently as last spring has dissipated, placing strategic buyers in a much better position. Given our strong balance sheet, we hope to find an opportunity that meets our acquisition criteria. Therefore, while it remains a strategic option for us, we believe that an acquisition may take precedence over an aggressive buy back.

Thank you for your interest in DressBarn, Inc., and I would now like to open for questions. Operator.

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Nov. 27. 2007 / 4:30PM ET, DBRN - Q1 2008 Dress Barn Earnings Conference Call

QUESTION AND ANSWER

Operator

Ladies and gentlemen, (OPERATOR INSTRUCTIONS) Please stand by for your first question. Your first question comes from the line of Janet Kloppenberg with JJK Research. Please proceed.

Janet Kloppenburg - JJK Research - Analyst

Hi, everybody.

David Jaffe - Dress Barn - President, CEO

Hi, Janet.

Janet Kloppenburg - JJK Research - Analyst

Hi. David, I just wanted to review, it sounds lock the marketing expenditure at dressbarn was up in the quarter. It sounds like it will be up again in the second quarter. I am wondering if you this think is that is panning out a good use of dollar spend, and if second quarter sales don't improve, how you will think about the spring marketing expenditure?

Keith, I was wondering if could you think about, reflect on the assortments for the fall season, and if you had to do it over again, what you might have done differently, and for Lisa, I was just wondering if could you talk about whether or not, it sounds like your marketing spend was much higher in this quarter than it was last year, and if you think that had a positive effect on the business? Thank you.

David Jaffe - Dress Barn - President, CEO

I will start off. I will touch on marketing for both dressbarn and at the moment on maurices, then turn it over to Keith, and let Lisa add anything else. In terms of the marketing spend, it actually has not gone up. We have re-allocated from certain vehicles to other vehicles, so the dollars we think have been allocated, from more feel-good type of expenditures to more customer driving vehicles, like direct mail.

Janet Kloppenburg - JJK Research - Analyst

Okay.

David Jaffe - Dress Barn - President, CEO

So we think it has been effective. The early reads, the reads on the early pieces have been good, and we are waiting to get some analysis on the last couple of pieces we have done, but we see the benefit of doing something directly to our customer, whether it's direct mail pieces or e-mail, to make them aware of whatever promotions we are doing to get them in the store, and that traditionally has worked fairly well for us.

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Nov. 27. 2007 / 4:30PM ET, DBRN - Q1 2008 Dress Barn Earnings Conference Call

As we go into spring, we will fine-tune the promotions that we do, based on the results this fall, and for maurices, same thing. We are learning as we continue to test new vehicles. You are right, the spend is up this year versus last year, and it's projected to be up again for the spring, but again so far, we have been pleased with the results from our marketing, and look to continue to build our presence, both in direct mail, as well as in other types of marketing programs that we do. So Keith.

Keith Fulsher - Dress Barn - CMO

Hi, Janet.

Janet Kloppenburg - JJK Research - Analyst

Hi.

Keith Fulsher - Dress Barn - CMO

I would break it it down into two different positions. One is the merchandise itself, and the second is the strategy. From a merchandise point of view, we probably had a little bit too much basic merchandise early in the season, with the weather being a little bit on the warm side, they just opted for more novelty. So I think that definitely hurt our early sales.

If we had a little bit more lighter weight sweaters, I think we would have done better earlier on in September/October, based upon the weather. I think we took a couple of trends from spring that were strong, such as tunics and longer lengths, carried them into fall, and it didn't pan out to the level that we would have liked to have seen, especially wovens, so I think that was something that I wish I could redo.

So I think a lot of it, there is definitely some content missteps in areas. As David said, we need to sit back when it all is said and done. We just need to recouple, and really analyze what we are doing. The main thing is looking forward to spring, I feel that we have addressed all of those.

Janet Kloppenburg - JJK Research - Analyst

That's what I wondered about, if you were able to manipulate the spring?

Keith Fulsher - Dress Barn - CMO

I think the biggest thing was we had four years of good growth in dressbarn. We were kind of humming right along. The strategy we are looking at going forward is just buying a little bit less, keeping a little bit more liquid, so we can chase a little bit more, and I think we got kind of a little bit caught in the fall season, with having a great trend, and then really getting caught with a little bit more merchandise than we wanted. We really couldn't react to the level that we wanted to.

Really to me, the fact that we are pulling back, remaining more liquid, buying closer to need, and massaging that is probably the best thing for us to do. As far as the other categories, I feel that we certainly have made adjustments, I think a lot of the new shapes, and the reports we have coming in for spring. We feel comfortable with our assortment, so again, I think it is a philosophy that we chase that should have the biggest impact.

Janet Kloppenburg - JJK Research - Analyst

Great, thanks.

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Nov. 27. 2007 / 4:30PM ET, DBRN - Q1 2008 Dress Barn Earnings Conference Call

Lisa Rhodes - Maurices - CMO

At maurices, we really very pleased with how the growth came from all corners of the business. So there obviously are always opportunities to improve businesses, and do a little better in different buckets.

The success really came from the buy now/wear now strategy that we had, and truly micromerchandising by climate zone, which was a combined effort between the merchants and the planning and allocation organization. So the corrections we would make were likely be more tweaks to the assortment than general redos.

The category that was weakest for us was in our assortment was wovens, similar to what Keith mentioned, and with that assortment, I can't say that I would have bought the assortment differently. The lesson was customers weren't interested in wovens, and we would have been smarter to reinvest those dollars in to other categories, which we have for actually this holiday, as well as all the way through into spring.

Janet Kloppenburg - JJK Research - Analyst

Great. Good luck, you guys!

David Jaffe - Dress Barn - President, CEO

Thanks for your time.

Operator

Your next question comes from the line of Shaun Smolarz with Sidoti.

Shaun Smolarz - Sidoti & Co. - Analyst

Good afternoon.

David Jaffe - Dress Barn - President, CEO

Hi, Shaun.

Shaun Smolarz - Sidoti & Co. - Analyst

My first question regards your interest in pursuing acquisitions. First, does the current challenges at the dressbarn chain decrease the likelihood of an acquisition over the next six months? Second, it appears that managing both dressbarn and maurices has been more time intensive than you may have expected initially, therefore my question is do you think you currently have the resources to manage a third chain?

David Jaffe - Dress Barn - President, CEO

I think those are both good questions, Shaun. As you may know, the way we have structured the business is that we have full operating teams at both dressbarn and maurices.

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Nov. 27. 2007 / 4:30PM ET, DBRN - Q1 2008 Dress Barn Earnings Conference Call

If we were to acquire a third brand, we would look to make sure that that had its own operating team as well. So I don't really see the difficulties at one brand preventing us from planning an acquisition, and bringing that under the fold as well, as long as we don't take our eye off the ball. The operating team's eye off of their ball. So we think we can do that.

I think the issues with dressbarn troubles this fall don't relate to any distraction on my part. As you may recall, we acquired maurices three years ago, and we have had 2.5 really good years, and it is just the last few months that have been particularly challenging for us, so I don't see the acquisition, or the time on spending with maurices as being distracting from dressbarn, or I would disagree that I am spending more time on maurices than was anticipated. Certainly less time this year than I did in our first year of merging the two brands.

Shaun Smolarz - Sidoti & Co. - Analyst

All right. I understand. And then regarding your weighing the options between the acquisition and buying back stock, could you just go in to some more detail on how you weigh those two options, particularly given the recent activity in the stock, where it is at or near a [inaudible] result right now.

David Jaffe - Dress Barn - President, CEO

When the stock is low it is obviously much more compelling to do a buyback. Once you have made that adjustment and you get that nice pop, you know, there is no value added go forward. When we look at acquisitions, we are looking at businesses that we think have the potential to grow both top line and hopefully operating line as well. So it is not a one-time acquisition, and then it is steady state. We look to grow it every year, so it is kind of the gift that keeps on giving, as it were.

So depending on the way the numbers work out, how much we would have to pay for the acquisition, and how we would finance it, what kind of projections we put on it, we model that against a buyback of various amounts, at various price levels. This is something we constantly do. We are constantly looking at the signed of accretion we could expect, both short-term and long-term under various different scenarios.

Shaun Smolarz - Sidoti & Co. - Analyst

It just seems like with a buyback, it would have long-term effects given the lower share count for earnings growth in subsequent periods as well.

David Jaffe - Dress Barn - President, CEO

It is a lower share count, but is doesn't keep decreasing. So the impact on earnings, as you get that one shot at impact, and then if your earnings don't grow, your EPS doesn't grow, where as if you do buy a third brand, and your are able to grow that, even if the core businesses, dressbarn and maurices stop growing, by making that acquisition, the right acquisition, you are able to get growth out of that third brand that you wouldn't get with just doing a buyback.

Shaun Smolarz - Sidoti & Co. - Analyst

Sure. Couple questions quickly for Armand. In terms of for this current quarter, the second quarter, in terms of growth margin erosion, how would you describe that, and your expectations for that relative to the first quarter, and also on SG&A, it seems like SG&A dollars in the most recent quarter are a little bit up, just 3%

Armand Correia - Dress Barn - CFO, SVP

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Nov. 27. 2007 / 4:30PM ET, DBRN - Q1 2008 Dress Barn Earnings Conference Call

is that inductive of the rest of the year? I will take the first one. Again, we do anticipate some margin erosion. Certainly not to the extent that we had in the first quarter for dressbarn stores. As for as the amount I thing that would be a shot in the dark right now, if you want, and I would rather not discuss it. But we do anticipate some margin erosion versus last year's kind of performance for dressbarn stores, but again, not to the magnitude of the first quarter.

As far as your other question on SG&A, again, as I stated, maurices probably should have gotten more leverage, and we would have expected more leverage. We did have certain one-time costs that didn't allow them to get the kind of leverage that we would have normally anticipated. As far as dressbarn stores, I don't think we are in a what we call, a hunkered down position here, we are still spending our marketing money, we are trying to be smarter about it.

We are not doing a major, you know, cut in other various expenses. I think we need to operate this business at least in the short run as if things will recover. I think if we he go through the next quarter, we will then all sit down and make a decision going forward. But at this point, I don't see anything major cutbacks on SG&A, except those particular items that relate to sales, and obviously, you know, those will come down. But we don't anticipate those kind of reductions going forward.

Shaun Smolarz - Sidoti & Co. - Analyst

Lastly, David, I heard you mention, you were talking about the direct mail pieces. You said some of them tested a new concept. What do you mean by new concept?

David Jaffe - Dress Barn - President, CEO

Well, I think you are referring to the creative concepts. We did both creative concepts that were fun and innovative at maurices, and some of the offers were slightly different than we had done in the past.

Shaun Smolarz - Sidoti & Co. - Analyst

Thank you very much, guys.

David Jaffe - Dress Barn - President, CEO

Thanks, Shaun.

Operator

Your next question comes from the line of Chris Kim with JPMorgan.

Chris Kim - JPMorgan Chase - Analyst

Hi, thanks. I think Keith mentioned that you guys are pulling back on some merchandise styles. Just taking a step back, I kind of wanted to get your sense of your overall philosophy on inventories now. Are you planning them down for the out quarters, or do you still believe that you need to have positive inventory growth in order to do a positive comp?

Armand Correia - Dress Barn - CFO, SVP

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Nov. 27. 2007 / 4:30PM ET, DBRN - Q1 2008 Dress Barn Earnings Conference Call

Speaking for dressbarn stores I can get a positive comp with flattish inventory. The way I want to get to flat is to leave a little open so I can make sure that last little bit is exactly what I want. So looking forward to the spring season, I anticipate that that is exactly how we will run our business.

Chris Kim - JPMorgan Chase - Analyst

Finally, Armand, you mentioned that there were some point of sale expenses and consulting impacts this quarter. Could you quantify that for us, ballpark?

Armand Correia - Dress Barn - CFO, SVP

In terms of basis points, probably, let's see if I've got it. I would say that is probably worth 30 basis points.

Chris Kim - JPMorgan Chase - Analyst

Okay. Thanks, guys. Best of luck with holiday.

David Jaffe - Dress Barn - President, CEO

Thanks, Chris.

Operator

Your next question comes from the line of Rafay Khalid, Broadpoint Capital.

Rafay Khalid - Broadpoint Capital - Analyst

In terms of the acquisitions, are you still looking at the same areas, like kids, tweens?

David Jaffe - Dress Barn - President, CEO

That is certainly among the areas we are looking. There are a lot of things that maybe we didn't think were within our ballpark six months ago that have dropped dramatically, so we have really kind of left everything open, and while there is nothing that we are looking at that we are going to announce any time soon at all, if ever, we have broadened our horizons a little, just because there seem to be a few more opportunities out there today than there were six months ago.

Rafay Khalid - Broadpoint Capital - Analyst

Okay, great. So that basically means, sounds like the valuations have definitely come in.

David Jaffe - Dress Barn - President, CEO

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Nov. 27. 2007 / 4:30PM ET, DBRN - Q1 2008 Dress Barn Earnings Conference Call

Absolutely.

Rafay Khalid - Broadpoint Capital - Analyst

Okay. And then in terms of the guidance, I just want to clarify, is it better to be closer to the low end of the range?

David Jaffe - Dress Barn - President, CEO

Correct.

Rafay Khalid - Broadpoint Capital - Analyst

Okay. And then in terms of like the quarter to date, can you comment on sales for the quarter to date period, or performance, or has weather become more seasonal?

David Jaffe - Dress Barn - President, CEO

I missed the question. The first part, the November sales?

Rafay Khalid - Broadpoint Capital - Analyst

Yes, if you could comment on the quarter to date, or just --?

David Jaffe - Dress Barn - President, CEO

Oh, quarter to date, I am sorry. I didn't hear you. Quarter to date is really just November, and I think I mentioned November, dressbarn was down mid-single digits, and maurices was up mid-single digits.

Rafay Khalid - Broadpoint Capital - Analyst

Great. Thank you.

David Jaffe - Dress Barn - President, CEO

All right, thank you.

Operator

Your next question comes from the line of Mark Montagna with CL King.

Mark Montagna - CL King & Assoc. - Analyst

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Nov. 27. 2007 / 4:30PM ET, DBRN - Q1 2008 Dress Barn Earnings Conference Call

A question on operating margins, can you tell us what your expectation is for the fiscal year, for both maurices and dressbarn?

David Jaffe - Dress Barn - President, CEO

Let me try to give you kind of a range. Certainly for maurices we probably would be looking at operating again last year, maurices operating margin had come in at around a little over 12, 12.3%. I think this year, we would be pleased to get it around the 12% range.

Certainly if we go north of 12% we will be delighted, but I think right now I think we are feeling pretty comfortable that that 12% range is still achievable, and while at dressbarn last year we came in at a very impressive 10.1% operating margin, obviously with the first quarter, Mark, and the second quarter, I think right now, we are probably looking at the range of 7% to 8% operating margin for dressbarn stores.

Mark Montagna - CL King & Assoc. - Analyst

Okay. If you were to look out at a few years, because it seems like maurices is humming along, doing quite well, at what point do you anticipate that maurices, assuming normalized operating margins at both divisions, what point do you project maurices to have greater than 50% of your operating profit dollars?

Keith Fulsher - Dress Barn - CMO

Well it might be sooner than you think, Mark.

Armand Correia - Dress Barn - CFO, SVP

let me just throw this out, because again it was a pretty impressive performance by maurices first quarter. Obviously not so much for dressbarn stores, but given the fact that at least in the first quarter maurices did contribute 61% of the operating dollars the DB, Inc. that says a lot about their performance, but certainly we are encouraged that the dressbarn stores will improve as we go forward, but I think you are looking at down the road on a more normalized basis, Mark?

Mark Montagna - CL King & Assoc. - Analyst

Yes.

David Jaffe - Dress Barn - President, CEO

It is now. Mark, last year it was 55/45 for operating income.

Mark Montagna - CL King & Assoc. - Analyst

Okay.

David Jaffe - Dress Barn - President, CEO

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Nov. 27. 2007 / 4:30PM ET, DBRN - Q1 2008 Dress Barn Earnings Conference Call

So it was really close, and maurices, obviously, is having a strong year. So I certainly think this year, forget the first quarter, but for the year, we anticipate that it will be a little more than 50/50.

Mark Montagna - CL King & Assoc. - Analyst

Okay. All right. Then just looking further at maurices, when you look at plus sizes, it sounds like that is doing well. When you anniversary plus sizes in June, do you plan on increasing the inventory commitment per store?

Lisa Rhodes - Maurices - CMO

In plus sizes? No, I don't.

Mark Montagna - CL King & Assoc. - Analyst

Okay. Can you explain why?

Lisa Rhodes - Maurices - CMO

As we started the business, we didn't know what the baseline needed to be, and I think that the base inventory that we started with a year ago would be the right amount of base inventory, and we can improve our turns in to a lot more sales on that, by having guests who know that we are in the business at this point in time.

Mark Montagna - CL King & Assoc. - Analyst

Okay.

Lisa Rhodes - Maurices - CMO

There is room for improvement in turn built into that formula.

Mark Montagna - CL King & Assoc. - Analyst

Okay. Does that also include, perhaps, shuffling the merchandise around, maybe taking away from one category?

Lisa Rhodes - Maurices - CMO

We do that every month.

Mark Montagna - CL King & Assoc. - Analyst

Okay. Any chance that any of the no-plus stores might get plus merchandise, or are they just size constrained?

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Nov. 27. 2007 / 4:30PM ET, DBRN - Q1 2008 Dress Barn Earnings Conference Call

Lisa Rhodes - Maurices - CMO

If their size allows, absolutely we would consider putting it in.

Mark Montagna - CL King & Assoc. - Analyst

Okay. Then just lastly on the acquisition front, can you tell us by what percentage the valuations have come down from the beginning of the year?

David Jaffe - Dress Barn - President, CEO

Oh my gosh. It has really come down on a case by case, but just look at your universe, Mark, in the last six months. A lot of guys have come down 50% or more. I won't use names, it is not important, but the drop has been, I think, due two or three things.

One is clearly performance has suffered in a number of retailers, so it is a micro issue. Two, you see the macro economic issues impact the market in general, and consumer discretionary stocks have gotten killed, and I don't want to take your job away here, Mark, but clearly that is what all the analysts are writing about, have been writing about. And then the third is maybe a little less clear. I think that the what I will call, the LBO premium, has gone away.

So a lot of companies that were talked about as a potential target for an LBO guy, a financial sponsor, in this credit market environment, with banks lending at a much lower level of leverage than they were six months ago, that premium, which may be worth a multiple or two, has gone away, and I think that is why you have seen the overall valuations drop, not just because of the company's own individual problems, but also because of the market dynamics for our sector. So you have got a lot of people trading at 10 or 11 PEs, that not long ago were trading at 16 or 18 PEs.

Mark Montagna - CL King & Assoc. - Analyst

That sounds like a plausible explanation. So that was all I had. Thanks.

David Jaffe - Dress Barn - President, CEO

Thanks, Mark.

Mark Montagna - CL King & Assoc. - Analyst

Okay.

Operator

(OPERATOR INSTRUCTIONS) Your next question comes from the line of Robin Murchison. Please proceed.

Robin Murchison - SunTrust Robinson Humphrey - Analyst

Thanks. Good afternoon.

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Nov. 27. 2007 / 4:30PM ET, DBRN - Q1 2008 Dress Barn Earnings Conference Call

Keith Fulsher - Dress Barn - CMO

Hi, Robin.

Robin Murchison - SunTrust Robinson Humphrey - Analyst

Let me piggyback off of Mark's question a little bit. If you knew you wanted, if you were to announce an acquisition tomorrow, I am not, I can't remember how, what your preference would be in terms of paying for it, but let's say you were to go into, do you know that you have, your banks are comfortable, you have the financial flexibility where you just delve into debt to do so? Could you do that?

David Jaffe - Dress Barn - President, CEO

I think between our cash investment in the company and the target company, and the banks seeing our commitment, both in terms of our investment as well as the cash flow from DB, Inc., DressBarn and maurices to support the acquisition, obviously we would be looking at buying a company that had some of its own cash flow, maybe not a lot. I think they would feel fairly comfortable.

The question really is at what level of leverage would they feel comfortable. Would they feel comfortable at 1 times? At 2 times? At 3 times? Certainly not, you know, six months ago they were doing deals at 7 or even 8 times. That is not going to happen any more, but you know, does it happen somewhere in the middle? You know, I think we would have to go down that road, and we haven't gone down that road with any banks, we haven't gotten any targets lined up that were far enough to talk about.

Robin Murchison - SunTrust Robinson Humphrey - Analyst

Sure.

David Jaffe - Dress Barn - President, CEO

But that would be our intent, to first try and get as much leverage that the banks, and frankly ourselves would feel comfortable with, and use our cash, and then if there was a gap, look to supplement that with some other convertible or equity type stock structure.

Robin Murchison - SunTrust Robinson Humphrey - Analyst

And, David, is it also still a criteria that you retain management, not only buying the concept, but you want the team?

David Jaffe - Dress Barn - President, CEO

We do. To get back to Shaun's question earlier, we are pretty strapped within our own two brands. We don't have a lot of strong executives sitting on the bench, waiting to get into the game, but we want to make sure we find a company with strong team, and if we need to supplement that, you know with one or two people, that is fine, but we are not looking to go in and make wholesale changes.

Robin Murchison - SunTrust Robinson Humphrey - Analyst

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Nov. 27. 2007 / 4:30PM ET, DBRN - Q1 2008 Dress Barn Earnings Conference Call

Okay. And then more relevant to dressbarn business at this point, is it fair to say that November trends to date, down with percentages and the margins up as a percentage, as you came into November, was that pretty much your expectation?

David Jaffe - Dress Barn - President, CEO

Yes, we hoped it would improve, but because of the inventory overhang, we knew we were going to have to do a lot of clearance, a lot of markdowns, and that was going to reduce our average selling price. So all things being equal, if your average unit is down 20% or 10%, or whatever, that is the same number of units, that is going drop your sales by that amount. So we expected that our comps would still be negative through the second quarter. We just wanted to make sure that we were going clear out all that inventory, so our focus really turned from selling, from comp sales to unit sales, to make sure we churned through all those goods, and that is clearly what we are focusing on through the Christmas season.

Robin Murchison - SunTrust Robinson Humphrey - Analyst

Got you. Let me ask one to Keith. Is there any sense that the silhouette change and the color pallet change in spring, do you have any sense that, all things being equal, saying the environment kind of staying where it is?

Keith Fulsher - Dress Barn - CMO

First of all, last spring and summer was a very black and white season, literally. There wasn't a lot of color. This year there is a lot of color. A lot of yellow, green, citrus colors, to aquas, to probably the resurgence of pink. There is a lot more color.

Prints are stronger than ever, so all these new border prints and the op art prints, and the new looking geometrics, and the return of the floral print, those are all things that are very good for dressbarn stores, because that is what our core customer likes. So I feel very good that the direction and the trend of the business is heading towards our strength.

Robin Murchison - SunTrust Robinson Humphrey - Analyst

Including the focus on the waist?

Keith Fulsher - Dress Barn - CMO

Yes. The whole trapeze, silhouette trapeze types are very good and continue to sell. That is going to grow in importance and be a bigger chunk of our inventory for spring. So any way you look at it, I think we are well positioned in the spring season, in those types of looks.

Robin Murchison - SunTrust Robinson Humphrey - Analyst

Last thing, if I can just circle back to David for a second, while you reiterated guidance today and in your comments indicated lower end of the range, I am sensing that certainly equally as much a function of the share repurchase as much as operational. The key, the stock really right now is looking for some direction, maybe not so much for second quarter, as much as what gives you the confidence second half of the year, can begin to produce positive year-over-year earnings growth trends. And is there enough that is controllable inside the organization, that if the environment stays the way that it is that you think we can begin to see improvement?

David Jaffe - Dress Barn - President, CEO

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Nov. 27. 2007 / 4:30PM ET, DBRN - Q1 2008 Dress Barn Earnings Conference Call

Well, you know, sure, we are going to be as optimistic as we can, and at the same time, we are being fairly pragmatic that we're up against basically a flat spring season last year at dressbarn. I won't delve into maurices, because we have talked about all the initiatives that are working, and there is no feeling or lack of confidence that those will continue to work in the spring.

With DressBarn it is a new season, a new ball game. Some of the things Keith talked about, reducing his inventories, reducing his time to market or his supply chain so he can react quicker to trends, some of the things we talked about earlier about marketing, to make sure that we're allocating dollars to where we are going to get the biggest bang for the buck, and having some of those things I allowed to from the fall to guide us in spending our dollars this spring, you know, we still could have a tough spring. Who knows. But I will tell that you that we are going to be a lot smarter going into spring, and we are going to be a lot better positioned, whether it's merchandising, or marketing, or any other factor, than we were coming into this fall.

The other thing to remember is Easter is dressbarn's Christmas, and Easter is early this year. And last year Easter was a disaster. So we think that presents an opportunity. If it is not a blizzard for two weeks before Easter, we should get a nice pop at the beginning of the season, which would give us good direction for the rest of the season.

So barring a major blizzard for that week, you know, and sub freezing temperatures for those two weeks, we see early Easter as a good thing for us, and we are fairly hopeful that the spring is going to be an opportunity for us to kind of come out of this challenging period we have had, and get back on track again.

Robin Murchison - SunTrust Robinson Humphrey - Analyst

Thank you for all your answers.

David Jaffe - Dress Barn - President, CEO

All right, thank you, Robin.

Operator

Your next question comes from the line of Marc Bettinger with Stanford Group. Please proceed.

Marc Bettinger - Stanford Group Company - Analyst

Good afternoon, everybody. David, if I understand you correctly, it sounds like you are likely to have clean inventories going into Q3.

David Jaffe - Dress Barn - President, CEO

We are sure going to try. We are being ruthless in our markdowns, we have got a strategy every week from now to Christmas. We have got sell-down plans. Armand and I are beating Keith with a broom every Monday morning. (laughter)

Keith Fulsher - Dress Barn - CMO

That is after I whip myself before I come in here.

David Jaffe - Dress Barn - President, CEO

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Nov. 27. 2007 / 4:30PM ET, DBRN - Q1 2008 Dress Barn Earnings Conference Call

[We are being critical.]

Marc Bettinger - Stanford Group Company - Analyst

When do you expect spring to be coming in this year, since it seems to be earlier each year?

Keith Fulsher - Dress Barn - CMO

Actually we are starting to ship spring in right now. And we start to convert, but we convert in earnest really in the month of January and February, right now our customer is focusing on wear now stuff, so she is buying our fall. We are shipping in spring.

For example, we set is up our dresses early down South, to try get some early feed for dresses, which is a great business for us, a very successful business for us. So we are anxious to get that up and running. Sportswear, really January and February are the months when we start to ship the inventory.

Marc Bettinger - Stanford Group Company - Analyst

Okay. I guess looking out over the next few quarters, do you see any new fashion trends, I guess that are either strengthening or weakening as you look out?

Keith Fulsher - Dress Barn - CMO

Well, looking out, I still believe the dresses got a lot left in them. I think the passion is still there there is a lot of new things happening in the category. It is a strong business for us. It will continue in strength also, and I believe all these new shapes that I alluded to before, at least we did also, will definitely play for us very strongly. Lisa, do you want to add to that also?

Lisa Rhodes - Maurices - CMO

We do see some shapes and silhouettes changing. It is also, as Keith mentioned, the breadth of color choice for spring is probably going to make the most dramatic change to last year. And then newness as typical in retail, as the tunics have been out there now.

The thing that is emerging in younger stores, a crop over long. The next shape is getting much shorter, but with a longer layering piece underneath. So there will be a whole lot of variety between long trapeze, long thin with crop on top of it, variety of pattern, and the breadth of color that will be really, I think, exciting for the customer to see.

Marc Bettinger - Stanford Group Company - Analyst

Okay, great. Armand, did you say that the traffic at dressbarn was down 2%?

Armand Correia - Dress Barn - CFO, SVP

No, we don't monitor traffic. It is transactions.

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Nov. 27. 2007 / 4:30PM ET, DBRN - Q1 2008 Dress Barn Earnings Conference Call

Marc Bettinger - Stanford Group Company - Analyst

Okay, it was transactions that were down. Okay. So really conversions are same thing.

Armand Correia - Dress Barn - CFO, SVP

That is correct.

Marc Bettinger - Stanford Group Company - Analyst

Okay. And last question, David, in terms of the acquisition, the sales range that you might be targeting?

David Jaffe - Dress Barn - President, CEO

Good question, but it is a fairly broad range. Some of the companies that we thought were too big for us, as I mentioned, have come down in valuation. On the other hand, some of the smaller companies are pretty interesting, because we think they have some significant growth potential.

Having said all that, we are only going to do one. We are not going to say, oh, we are now a private equity firm, we are going to do 10 deals. We are going do one and try and pick the right one. These are hard. We have been trying to do this for a while.

We found kind of that tragic flaw in all the deals we have looked at to date, as much as we are keyed up to do something is and we have got our eye on a few different situations, you know, there is no guarantee. Past performance is not a guarantee of future results or something? So we are focused on it, but if it doesn't work out, we to have go back to the drawing board, and figure out what we are going to do thereafter.

Marc Bettinger - Stanford Group Company - Analyst

Fair enough. Good luck everyone.

David Jaffe - Dress Barn - President, CEO

Thanks, Mark.

Operator

We are showing no more audio questions in queue at this time.

David Jaffe - Dress Barn - President, CEO

Thank you operator for your assistance, and thanks everyone for all your help. We look forward to speaking to you in February for our second quarter review. Have a very happy holiday season!

Operator

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Nov. 27. 2007 / 4:30PM ET, DBRN - Q1 2008 Dress Barn Earnings Conference Call

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